Exhibit 99.1

CONTACT:

Tracey Schroeder

Chief Marketing Officer

tracey.schroeder@cpsi.com

(251) 639-8100

CPSI NAMES MARK V. ANQUILLARE TO BOARD OF DIRECTORS

MOBILE, Ala. (July 31, 2023) – CPSI (NASDAQ: CPSI), a healthcare solutions company, today announced that Mark V. Anquillare has joined the CPSI Board of Directors as an independent director. On July 28, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board voted to expand the size of the Board from seven to eight directorship positions, and elected Anquillare to fill the newly created directorship. Anquillare will serve as a Class I director, with a term expiring on the date of the Company’s annual meeting of stockholders in 2024, when he is expected to stand for re-election as a director. In connection with his election to the Board, Anquillare was appointed to the Audit Committee of the Board.

Anquillare brings over three decades of executive and corporate finance experience to CPSI, with a strong history as a visionary leader executing strategic and operational plans with favorable results. He recently retired after serving 31 years with Verisk Analytics (“Verisk”) (NASDAQ: VRSK), a leading strategic data analytics and technology partner to the global insurance industry, where he served as President and Chief Operating Officer. He was responsible for developing and implementing the company’s strategic plan and vision, using his analytical and data-focused perspective to drive growth and position Verisk at the forefront of changes shaping the insurance industry. Prior to this position, he served as Chief Financial Officer from 2007 to 2016, where he also led Verisk through its initial public offering in 2009. Earlier in his career, he held various financial positions with the company from 1992 to 2007 and worked at Prudential Financial before joining Verisk. Anquillare holds a bachelor’s degree in business administration from the University of Notre Dame and a master of business administration degree from Rutgers Business School, where he currently serves on the Advisory Board.

Commenting on the announcement, Glenn Tobin, chairperson of the CPSI Board of Directors, stated, “We are pleased to have Mark Anquillare join the Company’s Board of Directors. He has a passion for innovation and smart technology that aligns well with CPSI’s strategy and vision. We look forward to working together as we continue our evolution as a leading healthcare solutions company and create greater value for our shareholders.”

“I am honored to join CPSI and participate in the Company’s journey of transformation in shaping the future of community healthcare,” stated Anquillare. “I have spent most of my career utilizing advanced data analytics and software to drive greater enterprise value. I am excited about CPSI’s culture of innovation and collaboration and look forward to the opportunity to share my experience and vision with the other talented board members and senior leadership team at CPSI.”

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CPSI Names Mark V. Anquillare to Board of Directors

July 31, 2023

Chris Fowler, president and chief executive officer of CPSI, added, “Mark Anquillare is uniquely qualified to join the CPSI Board with his extensive background in data analytics and technology solutions, as well as his deep financial and public company M&A experience. He joins CPSI at a pivotal time as we pursue our strategic initiatives focused on growth acceleration, margin optimization and digital innovation to drive long-term sustainability. We look forward to his insight and contributions, and we are confident he will be a valued partner in shaping the future growth of CPSI.”

About CPSI

CPSI has over four decades of experience in connecting providers, patients and communities with innovative solutions that support both the clinical and financial side of healthcare delivery. We provide business, consulting, and managed information technology (IT) services, including our industry leading HFMA Peer Reviewed® suite of revenue cycle management (RCM) offerings, to help streamline day-to-day revenue functions, enhance productivity, and support the financial health of healthcare organizations. Our patient engagement solutions provide patients and providers with the critical information and tools they need to share existing clinical data and analytics that support value-based care, improve outcomes, and increase patient satisfaction. We support efficient patient care across an expansive base of community hospitals and post-acute care facilities with electronic health record (EHR) product offerings that successfully integrate data between care settings. We make healthcare accessible through data-driven insights that support informed decisions and deliver workflow efficiencies, while keeping patients at the center of care. We are a healthcare solutions company. We clear the way for care. For more information, please visit www.cpsi.com.

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